 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2009

TAMALPAIS BANCORP
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave, San Rafael California	94903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 3, 2009 Tamalpais Bancorp (the “Company”) received notice from Pacific Coast Bankers Bank (the “Lender”) that one or more events of default have occurred under the two business loan agreements (the “Agreements”) by and between the Lender and the Company dated as of March 28, 2008 and as of June 26, 2008. The two loans governed by the Agreements total $6 million in the aggregate.

The Agreements were amended by the First Amendment and Waiver Agreement (“Amendment”) dated July 9, 2009, pursuant to which the Company agreed to establish a Reserve Account at Lender and to deposit into the Reserve Account the sum of not less than $775,000 on or before August 31, 2009. The Company has not yet established a Reserve Account with the Lender, and, accordingly, is in default under the Agreements.

The Company is dependent upon the payment of cash dividends from its subsidiary Tamalpais Bank (the “Bank”) to service its commitments. Given the current capital position of the Bank, the Bank is unable to declare and pay dividends to the Company. The Company is evaluating other measures to enhance liquidity in order for it to be able to service its commitments.

The Lender informed the Company that it may, in its discretion, choose to delay exercise of the Lender’s remedies or to exercise fewer than all of the remedies that are available to it, and that any such action or inaction on the Lender’s part does not constitute a waiver of any of the Lender’s rights under law or under the loan documents. The Company and Lender continue to be in regular communication.

The Agreements are not obligations of the Bank and the Bank is not in default of any of its debt obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2009	TAMALPAIS BANCORP

/s/ Michael E. Moulton

Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)